Exhibit (m)(4)

                           HARRIS INSIGHT FUNDS TRUST

                          DISTRIBUTION PLAN - B SHARES
                        [adopted pursuant to Rule 12b-1]

      This Distribution Plan (the "Distribution Plan") is adopted by Harris Insight Funds Trust, a Massachusetts business trust, (the "Company"), on behalf of the B Shares class of the Harris Insight Money Market Fund, Harris Insight Equity Fund, Harris Insight Equity Income Fund, Harris Insight Core Equity Fund, Harris Insight Index Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight Small-Cap Value Fund, Harris Insight International Fund, Harris Insight Balanced Fund, Harris Insight Bond Fund, Harris Insight Short/Intermediate Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Tax-Exempt Bond Fund, Harris Insight Tax-Exempt Intermediate Bond Fund,Harris Insight Emerging Markets Fund, Harris Insight Large-Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund, and Harris Insight Technology Fund (each, a "Fund" and collectively, the "Funds"), each of which is a portfolio of the Company, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

      Section 1. Compensation.

      Each Fund shall pay to PFPC Distributors, Inc. ("PFPCDI"), the principal distributor of its Class B shares (the "B Shares"), or any successor entity designated by the Company (PFPCDI and any such successor hereinafter collectively referred to as a "Distributor"), as compensation for the Distributor's sales and distribution activities (which include the services of the Distributor, its affiliates, and such other broker-dealers as it may select in connection with the sales and distribution of the Fund's B Shares and may be spent by the Distributor, its affiliates, and such broker-dealers on any activities or expenses related to the distribution and marketing of the Fund's B Shares) its Allocable Portion (as defined in Section 2(v)) of a B Share distribution fee (the "Distribution Fee") at the annual rate of 0.75% of the average daily net asset value of B Shares attributable to all B Shares outstanding . Such compensation shall be calculated daily and paid monthly. All expenses incurred by the Company in connection with the implementation of this Distribution Plan with respect to the B Shares class of a Fund shall be borne entirely by the holders of that class of shares of that Fund.

      A Distributor may sell and assign its right to its Allocable Portion of the Distribution Fees (but not its obligation to the Company) to a third party, and such transfer shall be free and clear of offsets or claims that the Company or any Fund may have against the Distributor. The Company may agree, at the request of a Distributor, to pay the Allocable Portion of the Distribution Fee relating to each Fund directly to the third party transferee or its designee.


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      Section 2. Distribution Agreements.

      Each distribution agreement between the Company and a Distributor (each a "Distribution Agreement") relating to the B Shares of any Fund shall provide that, notwithstanding anything to the contrary in this Distribution Plan or such Distribution Agreement:

      (i) the Distributor will have performed all services required to be performed in order to be entitled to receive its Allocable Portion of the Distribution Fees payable in respect of each B Share of the Fund upon the settlement date for the sale of such B Share taken into account in determining such Distributor's Allocable Portion of the Distribution Fee;

      (ii) the Fund's obligation to pay the Distributor its Allocable Portion of the Distribution Fees shall not be terminated or modified (including without limitation, by change in the rules applicable to the conversion of the B Shares of the Fund into shares of another class) as to any Fund for any reason (including a termination of this Distribution Plan or the Distribution Agreement between such Distributor and the Company) except: (a) to the extent required by a change in the Securities Act of 1933, as amended (the "1933 Act") or the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), in each case enacted or promulgated after January 31, 2001, (b) on a basis which does not alter the Distributor's Allocable Portion of the Distribution Fee computed with reference to B Shares of the Fund, the Date of Original Issuance (as defined in Schedule A hereto) which would be attributed to the Distributor under the Allocation Schedule attached as Schedule A hereto with reference to such B Shares, or (c) in connection with a Complete Termination (as defined below) of this Distribution Plan with respect to that Fund by the Company;

      (iii) the Company will not take any action to waive or change any contingent deferred sales charge ("CDSC") in respect to the B Shares of the Fund, the Date of Original Issuance of which occurs on or prior to the taking of such action, except as provided in the Fund's prospectus or statement of additional information on the date such Commission Share (as defined in Schedule A hereto) was issued, without the consent of the Distributor and its assigns, and nothing will terminate the Distributor's right to its Allocable Portion of the CDSCs (including without limitation a Complete Termination) with respect to such shares;

      (iv) except as provided in (ii) above, the Fund's obligation to pay the Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the B Shares of the Fund shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim


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            or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of the Distributor; and

      (v) For purposes of this Distribution Plan, the term "Allocable Portion" of the Distribution Fees or CDSCs payable in respect of the B Shares as applied to any Distributor shall mean the portion of the Distribution Fees or CDSCs payable in respect of such B Shares of the Fund allocated to such Distributor in accordance with the Schedule A attached to this Distribution Plan. For purposes of this Distribution Plan and any such Distribution Agreement, the term "Complete Termination" in respect of this Distribution Plan as it relates to the B Shares of any Fund means a termination of this Distribution Plan and such Distribution Agreement involving the complete cessation of the payment of Distribution Fees in respect of all B Shares of the Fund, and the complete cessation of the payment of any asset based sales charge (within the meaning of the Conduct Rules of the NASD) or similar fees in respect of the Fund and any successor mutual fund or any mutual fund acquiring a substantial portion of the assets of the Fund (the Fund and such other mutual funds hereinafter referred to as the "Affected Funds") in respect of the B Shares and every future class of shares (other than future classes of shares established more than eight years after the date of such termination) which has substantially similar characteristics to the B Shares (all such classes of shares the "Affected Classes of Shares") of such Affected Funds taking into account the manner of payment and amount of asset based sales charge, CDSC or other similar charges borne directly or indirectly by the holders of such shares; provided, that (a) the Board Members of such Affected Funds, including the Independent -------- ---- Board Members (as defined below) of the Affected Funds, shall have determined that such termination is in the best interest of such Affected Funds and the shareholders of such Affected Funds, and (b) such termination does not alter the CDSC as in effect at the time of such termination applicable to Commission Shares of the Fund, the Date of Original Issuance of which occurs on or prior to such termination.

      Section 3. Payments by the Funds' Distributor, Investment Adviser and/or
                 Administrator.

      Pursuant to the Distribution Plan, the Funds' distributor, investment adviser and/or administrator may provide payments (i) to financial institutions such as banks, securities dealers or other industry professionals, such as investment advisers, accountants, and estate planning firms for providing the various services described in the Funds' Service Plan and Servicing Agreements and (ii) for sales, marketing and distribution services and expenses, including the distribution of sales literature and advertising provided by the distributor of Fund shares. Payments made by the Funds'


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distributor, investment adviser and/or administrator, respectively, shall be made from their own resources without reimbursement by the Funds.

      Section 4. Approval by Shareholders.

      The Distribution Plan will not take effect with respect to a Fund, and no fee will be payable in accordance with Section 1 of the Distribution Plan, until the Distribution Plan has been approved by a vote of a majority of the outstanding voting securities of the Fund except as provided in the Rule.

      Section 5. Approval by Directors.

      Neither the Distribution Plan nor any related agreements will take effect with respect to a Fund until approved by a majority vote of both (a) the full Board Members of the Company and (b) those Board Members who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to it (the "Independent Board Members"), cast in person at a meeting called for the purpose of voting on the Distribution Plan and the related agreements.

      Section 6. Continuance of the Distribution Plan.

      The Distribution Plan will continue in effect from year to year with respect to a Fund, so long as its continuance is specifically approved annually by vote of the Company's Board Members in the manner described in Section 4 above.

      Section 7. Termination.

      The Distribution Plan may be terminated with respect to a Fund at any time, without penalty, by vote of a majority of the Independent Board Members or by a vote of a majority of the outstanding voting securities of the Fund.

      Notwithstanding the foregoing or Section 8 below, any amendment or termination of this Distribution Plan as to any Fund shall not affect the rights of a Distributor to receive its Allocable Portion of the Distribution Fee relating to the Fund unless the termination constitutes a Complete Termination of this Distribution Plan and the related Distribution Agreement as to the Fund as described in Section 2 above

      Section 8. Amendments.

      The Distribution Plan may not be amended with respect to a Fund to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and any material amendments to the Distribution Plan must also be approved by the Company's Board Members in the manner described in
Section 4 above.


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      Section 9. Selection of Certain Board Members.

      While the Distribution Plan is in effect, the selection and nomination of the Company's Board Members who are not interested persons of the Company will be committed to the discretion of the Board Members then in office who are not interested persons of the Company.

      Section 10. Written Reports.

      In each year during which the Distribution Plan remains in effect with respect to a Fund, the Company's administrator or co-administrator will prepare and furnish to the Company's Board Members, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under the Distribution Plan relating to the Fund and the purposes for which those expenditures were made.

      Section 11. Preservation of Materials.

      The Company will preserve copies of the Distribution Plan, any agreement relating to the Distribution Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Distribution Plan, agreement or report.

      Section 12. Meanings of Certain Terms.

      As used in the Distribution Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.

      Dated: March 16, 2001


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                                   SCHEDULE A

                              ALLOCATION PROCEDURES

      The following relates solely to B Shares.

      PFPCDI's Allocable Portion of the Distribution Fees and CDSCs in respect of B Shares shall be 100% until such time as PFPCDI shall cease to serve as exclusive distributor of B Shares; thereafter collections which constitute CDSCs and Distribution Fees relating to B Shares shall be allocated among the Distributor and any successor distributor ("Successor Distributor") in accordance with this Schedule A.

      Defined terms used in this Schedule A and not otherwise defined herein shall have the meanings assigned to them in the Distribution Plan-B Shares (the "Plan"), of which this Schedule A is a part. As used herein the following terms shall have the meanings indicated:

      "Commission Share" means each Class B share, which is issued under circumstances which would normally give rise to an obligation of the holder of such share to pay a CDSC upon redemption of such share within a stated period of time (including, without limitation, any Class B share issued in connection with a permitted free exchange) and any such share shall continue to be a Commission Share of the applicable Fund prior to the redemption (including a redemption in connection with a permitted free exchange) or conversion of such share, even though the obligation to pay the CDSC may have expired or conditions for waivers thereof may exist.

      "Date of Original Issuance" means in respect of any Commission Share, the date with reference to which the amount of the CDSC payable on redemption thereof, if any, is computed.

      "Free Share" means each Class B share of the Fund, other than a Commission Share (including, without limitation, any Class B share issued in connection with the reinvestment of dividends or capital gains).

      "Inception Date" means the first date on which the Fund issued shares.

      "Net Asset Value" means the net asset value determined as set forth in the Prospectus of the Fund.


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      "Omnibus Share" means a Class B share held in the name of a broker-dealer street account on the records maintained by the transfer agent for the Fund and for which such broker-dealer provides sub-transfer agency services.

PART I: ATTRIBUTION OF B SHARES

      B Shares which are outstanding from time to time, shall be attributed to the Distributor and each Successor Distributor in accordance with the following rules;

      (1) Commission Shares other than Omnibus Shares:

      (a) Commission Shares which are not Omnibus Shares ("Non-Omnibus Commission Shares") attributed to the Distributor shall be those Non-Omnibus Commission Shares the date of Original Issuance of which occurred on or after the Inception Date of the applicable Fund and on or prior to the date the Distributor ceased to be exclusive distributor of B Shares of the Fund.

      (b) Non-Omnibus Commission Shares attributable to each Successor Distributor shall be those Non-Omnibus Commission Shares the Date of Original Issuance of which occurs after the date such Successor Distributor became the exclusive distributor of B Shares of the Fund and on or prior to the date such Successor Distributor ceased to be the exclusive distributor of B Shares of the Fund

      (c) A Non-Omnibus Commission Share of a Fund issued in consideration of the investment of proceeds of the redemption of a Non-Omnibus Commission Share of another Fund (the "Redeeming Fund") in connection with a permitted free exchange, is deemed to have a Date of Original Issuance identical to the Date of Original Issuance of the Non-Omnibus Commission Share of the Redeeming Fund and any such Commission Share will be attributed to the Distributor or Successor Distributor based upon such Date of Original Issuance in accordance with rules
(a) and (b) above.

      (2) Free Shares:

      Free Shares which are not Omnibus Shares ("Non-Omnibus Free Shares") of a Fund outstanding on any date shall be attributed to the Distributor or a Successor Distributor, as the case may be, in the same proportion that the Non-Omnibus Commission Shares of a Fund outstanding on such date are attributed to each on such date; provided that if the Distributor and its transferees reasonably determines that the transfer agent is able to produce monthly reports which track the Date of Original Issuance for such Non-Omnibus Free Shares, then such Free Shares shall be allocated pursuant to clause 1(a), (b) and (c) above.


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      (3) Omnibus Shares:

      Omnibus Shares of a Fund outstanding on any date shall be attributed to the Distributor or a Successor Distributor, as the case may be, in the same proportion that the Non-Omnibus Commission Shares of the applicable Fund outstanding on such date are attributed to it on such date; provided that if the Distributor reasonably determines that the transfer agent is able to produce monthly reports which track the Date of Original Issuance for the Omnibus Shares, then the Omnibus Shares shall be allocated pursuant to clause 1(a), (b) and (c) above.

PART II: ALLOCATION OF CDSCs

      (1) CDSCs Related to the Redemption of Non-Omnibus Commission Shares:

      CDSCs in respect of the redemption of Non-Omnibus Commission Shares shall be allocated to the Distributor or a Successor Distributor depending upon whether the related redeemed Commission Share is attributable to the Distributor or such Successor Distributor, as the case may be, in accordance with Part I above.

      (2) CDSCs Related to the Redemption of Omnibus Shares:

      CDSCs in respect of the redemption of Omnibus Shares shall be allocated to the Distributor or a Successor Distributor in the same proportion that CDSCs related to the redemption of Commission Shares are allocated to each thereof; provided, that if the Distributor reasonably determines that the transfer agent is able to produce monthly reports which track the Date of Original Issuance for the Omnibus Shares, then the CDSCs in respect of the redemption of Omnibus Shares shall be allocated among the Distributor and any Successor Distributor depending on whether the related redeemed Omnibus Share is attributable to the Distributor or a Successor Distributor, as the case may be, in accordance with
Part I above.

PART III: ALLOCATION OF DISTRIBUTION FEE

      Assuming that the Distribution Fee remains constant over time so that Part IV hereof does not become operative:

      (1) The portion of the aggregate Distribution Fee accrued in respect of all B Shares of a Fund during any calendar month allocable to the Distributor or a Successor Distributor is determined by multiplying the total of such Distribution Fee by the following fraction:


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                                    (A + C)/2
                                    ---------
                                    (B + D)/2

where:

A= The aggregate Net Asset Value of all B Shares of a Fund attributed to the Distributor or such Successor Distributor, as the case may be, and outstanding at the beginning of such calendar month

B= The aggregate Net Asset Value of all B Shares of a Fund at the beginning of such calendar month

C= The aggregate Net Asset Value of all B Shares of a Fund attributed to the Distributor or such Successor Distributor, as the case may be, and outstanding at the end of such calendar month

D= The aggregate Net Asset Value of all B Shares of a Fund at the end of such calendar month

      (2) If the Distributor reasonably determines that the transfer agent is able to produce automated monthly reports which allocate the average Net Asset Value of the Commission Shares (or all B Shares if available) of a Fund among the Distributor and any Successor Distributor in a manner consistent with the methodology detailed in Part I and Part III(1) above, the portion of the Distribution Fee accrued in respect of all such B Shares of a Fund during a particular calendar month will be allocated to the Distributor or a Successor Distributor by multiplying the total of such Distribution Fee by the following fraction:

                                     (A)/(B)

where:

A= Average Net Asset Value of all such B Shares of a Fund for such calendar month attributed to the Distributor or a Successor Distributor, as the case may be

B= Total average Net Asset Value of all such B Shares of a Fund for such calendar month


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PART IV: ADJUSTMENT OF THE DISTRIBUTOR'S ALLOCABLE PORTION AND EACH SUCCESSOR
DISTRIBUTOR'S ALLOCABLE PORTION

      If the terms of any Distributor's contract, any distribution plan, any prospectus, the Conduct Rules or any other applicable law change, which change disproportionately reduces, in a manner inconsistent with the intent of this Plan, the amount of the Distributor's Allocable Portion or any Successor Distributor's Allocable Portion had no such change occurred, the definitions of the Distributor's Allocable Portion and/or the Successor Distributor's Allocable Portion in respect of the B Shares relating to a Fund shall be adjusted by agreement among the relevant parties provided, however, if the Distributor, the Successor Distributor and the Fund cannot agree within thirty (30) days after the date of any such change in applicable laws or in any distributor's contract, distribution plan, prospectus or the Conduct Rules, they shall submit the question to arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association and the decision reached by the arbitrator shall be final and binding on each of them.


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